Exhibit 5.1

Greenland Technologies Holding Corporation	D +1 284 852 7309
50 Millstone Road, Building 400 Suite 130	E michael.killourhy@ogier.com
East Windsor, NJ 08512
United States
Reference: 174563.00015/MJK/OLN

[Date]

Dear Sirs

Greenland Technologies Holding Corporation, incorporated in the British Virgin Islands with company number 1965087 (the Company)

We have acted as counsel as to British Virgin Islands law to the Company in connection with the Company’s registration statement on Form S-1 (the Registration Statement), including all amendments or supplements to such form filed with the Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Securities Act), related to the offering of [*] ordinary units (each, an Ordinary Unit, and, collectively, the Ordinary Units), with each Ordinary Unit consisting of (i) one ordinary share, no par value per share (each, an Ordinary Share, and, collectively, the Ordinary Shares), and (ii) two common warrants, each exercisable to purchase one Ordinary Share (each, a Common Warrant, and, collectively, the Common Warrants), and if any purchaser so chooses and in lieu of the Ordinary Units, [*] pre-funded units (each, a Pre-Funded Unit, and collectively, the Pre-Funded Units, together with the Ordinary Units, the Units), with each Pre-Funded Unit consisting of (i) one pre-funded warrant to purchase one Ordinary Share (each, a Pre-Funded Warrant, and collectively, the Pre-Funded Warrants, and collectively with the Common Warrants, the Warrants), and (ii) two Common Warrants.

This opinion is given in accordance with the terms of the legal matters section of the Registration Statement.

1	Documents

In preparing this opinion, we have reviewed copies of the following documents:

(a)	the Registration Statement;

(b)

(i)	the constitutional documents and public records of the Company obtained from the Registry of Corporate Affairs in the British Virgin Islands on 12 November 2025 and updated on [Date] 2025;

(ii)	the public information revealed from searches (the Court Searches) of the electronic records of the Civil Division and the Commercial Division of the Registry of the High Court and of the Court of Appeal (Virgin Islands) Register, each from 1 January 2000, as maintained on the Judicial Enforcement Management System (JEMS) by the Registry of the High Court of the Virgin Islands on 12 November 2025 and updated on [Date] 2025,

Ogier Ritter House, Wickhams Cay II PO Box 3170 Road Town, Tortola British Virgin Islands VG1110 T +1 284 852 7300 F +1 284 852 7450 ogier.com	A list of Partners may be inspected on our website

(each of the searches in (c)(i) and (ii) together and including as both updated on the date hereof, the Public Records);

(c)	a registered agent’s certificate issued by the Company’s registered agent dated [Date] 2025 (the Registered Agent’s Certificate);[1] and

(d)	written resolutions of the directors of the Company containing resolutions of the directors of the Company dated [Date] 2025, approving, inter alia, the Registration Statement, the Ordinary Units and the issuance of the Ordinary Shares described above (the Resolutions).

We have not made any enquiries or undertaken any searches concerning, and have not examined any other documents entered into by or affecting the Company or any other person, save for the examinations referred to in paragraph 1 above. In particular, but without limitation, we have not examined any documents referred to within the Registration Statement save as expressly referred to above and our opinion is limited accordingly.

2	Assumptions

This opinion is given only as to the circumstances existing on the date hereof and as to British Virgin Islands law in force on this date. We have relied on the Registered Agent’s Certificate without further enquiry and upon the following assumptions, which we have not independently verified:

(a)	all parties to the Registration Statement (other than the Company) have the capacity, power and authority to exercise their rights and perform their obligations under such Registration Statement;

(b)	the Registration Statement has been or, as the case may be, will be duly authorised by or on behalf of all relevant parties (other than the Company);

(c)	copies of documents or records provided to us are true copies of the originals which are authentic and complete;

(d)	all signatures and seals on all documents are genuine and authentic and in particular that any signatures on the documents we have reviewed are the true signatures of the persons authorised to execute the same;

(e)	the Resolutions remain in full force and effect;

(f)	the accuracy and completeness of the Registered Agent’s Certificate as at the date hereof; and

(g)	the information and documents disclosed by the searches of the Public Records was and is accurate, up-to-date and remains unchanged as at the date hereof and there is no information or document which has been delivered for registration by any party (other than the Company), or which is required by the laws of the British Virgin Islands to be delivered for registration by any party (other than the Company), which was not included and available for inspection in the Public Records.

[1]	Please arrange for this to be provided.

3	Opinion

Based upon the foregoing, and subject to the qualifications expressed below, we are of the opinion that:

(a)	The Ordinary Shares which are to be issued pursuant to the Ordinary Units, in each case when issuable under the terms of the Ordinary Units, have been duly authorised for issue and, when issued by the Company in accordance with the terms of the Ordinary Units, and duly registered in the Company’s register of members, will be, subject to payment of the purchase price therefor under the terms of the Ordinary Units, validly issued, fully paid and non-assessable.

(b)	The Ordinary Shares which are to be issued pursuant to the Warrants, in each case when issuable under the terms of the Warrants, have been duly authorised for issue and, when issued by the Company in accordance with the terms of the Warrants, and duly registered in the Company’s register of members, will be, subject to payment of the exercise price therefor under the terms of the Warrants, validly issued, fully paid and non-assessable.

4	Limitations

We offer no opinion:

(a)	in relation to the laws of any jurisdiction other than the British Virgin Islands (and we have not made any investigation into such laws);

(b)	in relation to any representation or warranty made or given by the Company in the Registration Statement; or

(c)	as to the commerciality of the transactions envisaged in the Registration Statement or, save as expressly stated in this opinion, whether the Registration Statement and the transaction envisaged therein achieve the commercial, tax, legal, regulatory or other aims of the parties to the Registration Statement.

5	Governing Law and Reliance

(a)	This opinion shall be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to the matters expressly stated herein. This opinion is confined to and given on the basis of the laws and practice in the British Virgin Islands at the date hereof.

(b)	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the legal matters section of the Registration Statement. In the giving of our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Ogier

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